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                                                                  EXHIBIT 99.2

                      Press Release dated July 19, 1999

For Information Contact
-----------------------
at Greater Bay Bancorp:        At Financial Relations Board:
David L Kalkbrenner,           Christina Carrabino (general information)
President & CEO                Kristi Larson (analyst contact)
(650) 614-5767                 (415) 986-1591
Steven C. Smith,
EVP, CAO & CFO
(650) 813-8222


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                  GREATER BAY BANCORP SUCCESSFULLY COMPLETES
                  Y2K TESTING OF ITS MISSION CRITICAL SYSTEMS

PALO ALTO, CA, July 19, 1999 - Greater Bay Bancorp (Nasdaq: GBBK), a $2.1 billion financial services holding company, today announced that on June 30, 1999 it had successfully completed the testing of its mission critical systems for year 2000 readiness. These tests indicate that the Company's core banking systems are ready for the year 2000 date change.


According to David L. Kalkbrenner, president and chief executive officer of Greater Bay Bancorp, "The testing completed in the project included the Company's core application software for its deposit, loan and trust computer systems, as well as the electronic funds transfers system with the Federal Reserve. With the successful completion of these tests, we are confident that the century date change will not impact our ability to serve our clients' financial needs."

Greater Bay Bancorp performed this testing on its actual bank computer systems and at its off-site backup facility. The dates were moved forward to 20 significant dates that pose potential problems for the systems, such as September 9, 1999, December 31, 1999, January 3, 2000 and February 29, 2000. In each case, the tested systems performed without error. As part of its year 2000 preparations, the Company also monitors the year 2000 readiness of its key clients and vendors to mitigate risk to Greater Bay Bancorp.

Greater Bay Bancorp and its financial services subsidiaries, Bay Area Bank, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Business Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri-Valley Region, with offices located in San Jose, Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San Francisco and Walnut Creek.
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Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including the Annual Report on Form 10-K for the year ended December 31, 1998, and particularly the discussion of risk factors within such documents.

Year 2000 Readiness Disclosure
This announcement is a year 2000 readiness disclosure subject to the Year 2000 Information and Readiness Disclosure Act, 15 U.S.C. (S) 1 [note] (1998).